Exhibit 17.2

August 31, 2010

Shane Gau, Chairman and CEO
Reach Messaging Holdings, Inc. (OTCBB: RCMH)
2801 Ocean Park Blvd, Suite 355
Santa Monica, CA 90405

Dear Shane:

Please accept this letter as notice of my resignation from Reach Messaging Holdings, Inc.’s Board of Directors, effective immediately. I have no disagreements with the management or Board of Directors of Reach Messaging Holdings, Inc.

Sincerely,

By:	/s/ David R. Wells
David R. Wells

Acknowledgement by Company

/s/ Shane Gau
Shane Gau, Chairman & CEO
Reach Messaging Holdings, Inc.